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                                   AGREEMENT

     This Agreement ("Agreement") is entered into this 25 day of September, 1995, between Union Pacific Corporation, Union Pacific Railroad Company, Missouri Pacific Railroad Company (collectively referred to as "UP"), and Southern Pacific Rail Corporation, Southern Pacific Transportation Company, The Denver & Rio Grande Western Railroad Company, St. Louis Southwestern Railway Company and SPCSL Corp. (collectively referred to as "SP", with both UP and SP also hereinafter referred to collectively as "UP/SP"), on the one hand, and Burlington Northern Railroad Company ("BN") and The Atchison, Topeka and Santa Fe Railway Company ("Santa Fe"), hereinafter collectively referred to as "BNSF", on the other hand, concerning the proposed acquisition of Southern Pacific Rail Corporation by UP Acquisition Corporation, and the resulting common control of UP and SP pursuant to the application pending before the Interstate Commerce Commission ("ICC") in Finance Docket No. 32760, Union Pacific Corporation, Union Pacific Railroad Company, and Missouri Pacific Railroad Company -- Control and Merger -- Southern Pacific Rail Corporation, Southern Pacific Transportation Company, St. Louis Southwestern Railway Company, SPCSL Corp., and The Denver and Rio Grande Western Railroad Company.

     NOW, THEREFORE, in consideration of their mutual promises, UP/SP and BNSF agree as follows:

1.   Western Trackage Rights

     a)   UP/SP shall grant to BNSF trackage rights on the following lines:

          o    SP's line between Denver, Colorado and Salt Lake City, Utah;

          o    UP's line between Salt Lake City, Utah and Ogden, Utah;

          o    SP's line between Ogden, Utah and Little Mountain Utah;

          o    UP's line between Salt Lake City, Utah and Alazon, Nevada;

          o    UP's and SP's lines between Alazon and Weso, Nevada;

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          o    SP's line between Weso, Nevada  and Oakland, California via SP's line between Sacramento and Oakland referred to as the "Cal-P" (subject to traffic restrictions as set forth in Section 1g);

          o    UP's line between Weso, Nevada and Stockton, California; and

          o    SP's line between Oakland and San Jose, California.

     b) The trackage rights granted under this section herein shall be bridge rights for the movement of overhead traffic only, except for the local access specified herein. BNSF shall receive access on such lines only to industries which are presently served (either directly or by reciprocal switch) only by both UP and SP and by no other railroad at points listed on Exhibit A to this Agreement. BNSF shall also receive the right to interchange with the Nevada Northern at Shafter, Nevada; with the Utah Railway Company at the Utah Railway

Junction and Provo; and with the Salt Lake, Garfield and Western at Salt Lake City.

     c) Access to industries at points open to BNSF shall be direct or through reciprocal switch. New customers locating at points open to BNSF under this Agreement shall be open to both UP/SP and BNSF. The geographic limits within which new industries shall be open to BNSF service shall generally correspond to the territory within which, prior to the merger of UP and SP, a new customer could have constructed a facility that would have been open to service by both UP and SP, either directly or through reciprocal switch. In negotiating the trackage rights agreements pursuant to Section 9f of this Agreement, the parties shall agree on the mileposts defining these geographic limitations. Where switching districts have been established they shall be presumed to establish these geographic limitations.

     d) Forty-five (45) days before initiating service to a customer, BNSF must elect whether its service shall be (i) direct, (ii) through reciprocal switch, or (iii) with UP/SP's prior agreement, using a third party contractor to perform switching for itself or both railroads.

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     e)   For Reno area intermodal traffic, BNSF may use SP's intermodal ramp at Sparks with UP/SP providing intermodal terminal services to BNSF for normal and customary charges. If expansion of this facility is required to accommodate the combined needs of UP/SP and BNSF, then the parties shall share in the cost of such expansion on a pro rata basis allocated on the basis of the relative number of lifts for each party in the 12-month period preceding the date construction begins.

     f) Except as hereinafter provided, the trackage rights and access rights granted pursuant to this section shall be for rail traffic of all kinds, carload and intermodal, for all commodities.

     g) On SP's line between Weso and Oakland via the "Cal-P," BNSF shall be entitled to move only (i) intermodal trains moving between (x) Weso and points east or Keddie and points north and (y) Oakland and (ii) one manifest train/day in each direction. Intermodal trains are comprised of over ninety percent (90%) multi-level automobile equipment and/or flat cars carrying trailers and containers in single or double stack configuration. Manifest trains shall be carload business and shall be (a) operated without the use of helpers and (b) equipped with adequate motive power to achieve the same horsepower per trailing ton as comparable UP/SP trains. If UP/SP operates manifest trains requiring the use of helpers then BNSF's manifest trains may be operated in the same fashion provided that BNSF furnishes the necessary helper service. BNSF may also utilize the "Cal-P" for one manifest train per day moving to or from Oakland via Keddie and Bieber; provided, however, that BNSF may only operate one manifest train/day in each direction via the "Cal-P" regardless of where the train originates or terminates. The requirement to use helpers, does not apply to movement over the "Cal-P."

     h) At BNSF's request, UP/SP shall provide train and engine crews and required support personnel and services in accordance with UP/SP's operating practices necessary to handle BNSF trains moving between Salt Lake City and

Oakland. UP/SP shall be reimbursed for providing such employees on a cost plus reasonable additives basis and for any incremental cost associated with providing employees such as lodging or crew transportation expense. BNSF must also give UP/SP

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reasonable advance notice of its need for employees in order to allow UP/SP time to have adequate trained crews available. All UP/SP employees engaged in or connected with the operation of BNSF's trains shall, solely for purposes of standard joint facility liability, be deemed to be "sole employees" of BNSF. If UP/SP adds to its labor force to comply with a request or requests from BNSF to provide employees, then BNSF shall be responsible for any labor protection, guarantees or reserve board payments for such incremental employees resulting from any change in BNSF operations or traffic levels.

     i) UP/SP agree that their affiliate Central California Traction Company shall be managed and operated so as to provide non-discriminatory access to industries on its line on the same and no less favorable basis as provided UP and SP.

     j) If BNSF desires to operate domestic high cube double stacks over Donner Pass, then BNSF shall be responsible to pay for the cost of achieving required clearances. UP/SP shall pay BNSF one-half of the original cost of any such work funded by BNSF if UP/SP subsequently decides to begin moving domestic high cube double stacks over this route. If UP/SP initiates and funds the clearance program, then BNSF shall pay one half of the original cost at such time as BNSF begins to use the line for domestic high cube double stacks.

     k) BNSF agrees to waive its right under Section 9 of the Agreement dated April 13, 1995, and agreements implementing that agreement to renegotiate certain compensation terms of such agreement in the event of a merger, consolidation or common control of SP by UP. BNSF also agrees to waive any restrictions on assignment in the 1990 BN-SP agreement covering trackage rights between Kansas City and Chicago.

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2.   I-5 Corridor

     a) UP/SP shall sell to BNSF UP's line between Bieber and Keddie, California. UP/SP shall retain the right to use the portion of this line between MP 0 and MP 2 for the purpose of turning equipment. UP/SP shall pay BNSF a normal and customary trackage rights charge for this right.

     b) BNSF shall grant UP/SP overhead trackage rights on BN's line between Chemult and Bend, Oregon for rail traffic of all kinds, carload and intermodal, for all commodities.

     c) The parties will, under the procedures established in Section 9f of this Agreement, establish a proportional rate agreement incorporating the terms of the "Term Sheet for UP/SP- BNSF Proportional Rate Agreement Covering I-5 Corridor"attached hereto as Exhibit B.


3.   Southern California Access

     a) UP/SP shall grant access to BNSF to serve industries at all stations in Southern California presently served (either directly or through reciprocal switch) only by both UP and SP and by no other railroad at points listed on Exhibit A to this Agreement.

     b) UP/SP shall grant BNSF overhead trackage rights on UP's line between Riverside and Ontario, California for the sole purpose of moving rail traffic of all kinds, carload and intermodal, for all commodities to industries at Ontario presently served (either directly or through reciprocal switch) only by both UP and SP and by no other railroad.

     c) UP/SP shall grant BNSF overhead trackage rights on UP's line from Basta, California to Fullerton and La Habra, California for the sole purpose of moving rail traffic of all kinds, carload and intermodal, for all commodities to industries at Fullerton and La Habra presently served (either directly or through reciprocal switch) only by both UP and SP and by no other railroad.

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     d)   BNSF shall grant UP/SP overhead trackage rights on Santa Fe's line between Barstow and Mojave, California for rail traffic of all kinds, carload and intermodal for all commodities.

     e) UP/SP shall work with BNSF to facilitate access by BNSF to the Ports of Los Angeles and Long Beach. Other than as legally precluded, UP/SP shall (a) extend the term of the present agreement dated November 21, 1981, to continue until completion of Alameda Corridor, (b) amend that agreement to apply to all carload and intermodal traffic, and (c) grant BNSF the right to invoke such agreement to provide loop service utilizing UP's and Santa Fe's lines to the
Ports at BNSF's option to allow for additional operating capacity.   UP/SP's
commitment is subject to available capacity. Any incremental capacity related projects necessary to accommodate BNSF traffic shall be the sole responsibility of BNSF.

4.   South Texas Trackage Rights and Purchase

     a)   UP/SP shall grant to BNSF trackage rights on the following lines:

          o    UP's line between Ajax and San Antonio;

          o    UP's line between Houston (Algoa) and Brownsville;

          o    UP's line between Odem and Corpus Christi;

          o    UP's line between Ajax and Sealy;

          o SP's line between San Antonio and Eagle Pass (with parity and equal access to the Mexican border crossing at Eagle Pass);

          o    UP's line between Kerr (connection to Georgetown RR) and Taylor;

          o    UP's line between Temple and Waco;


          o    UP's line between Temple and Taylor;

          o    UP's line between Taylor and Smithville; and

          o    SP's line between El Paso and Sierra Blanca.

     b) The trackage rights granted under this section shall be bridge rights for movement of overhead traffic only, except for the local access specified herein. BNSF shall receive access on such

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lines only to industries  which are presently served (either directly or by reciprocal switch) only by both UP and SP and by no other railroad at points listed on Exhibit A to this Agreement. BNSF shall also have the right to interchange with (i) the Tex-Mex Railway at Corpus Christi and Robstown, (ii) the Georgetown RR at Kerr, and (iii) the FNM at Brownsville (Matamoros, Mexico).

     c) Access to industries at points open to BNSF shall be direct or through reciprocal switch. New customers locating at points open to BNSF under this Agreement shall be open to both UP/SP and BNSF. The geographic limits within which new industries shall be open to BNSF service shall generally correspond to the territory within which, prior to the merger of UP and SP, a new customer could have constructed a facility that would have been open to service by both UP and SP, either directly or through reciprocal switch. In negotiating the trackage rights agreements pursuant to Section 9f of this Agreement the parties shall define mileposts defining these geographic limitations. Where switching districts have been established they shall be presumed to establish these geographic limitations.

     d) Forty-five (45) days before initiating service to a customer, BNSF must elect whether its service shall be (i) direct, (ii) through reciprocal switch, or (iii) with UP/SP's prior agreement, using a third party contractor to perform switching for itself or both railroads.

     e) The trackage rights and access rights granted pursuant to this section shall be for rail traffic of all kinds, carload and intermodal, for all commodities.

     f) In lieu of BNSF's conducting actual trackage rights operations between Houston, Corpus Christi, Harlingen and Brownsville (including FNM interchange) UP/SP agrees, upon request by BNSF, to handle BNSF's business on a haulage basis for a reasonable fee. UP/SP shall accept, handle, switch and deliver traffic moving under haulage without any discrimination in promptness, quality of service, or efficiency in favor of comparable traffic moving in UP/SP's account.

     g) UP/SP shall sell to BNSF UP's line between Dallas and Waxahachie with UP retaining trackage rights to exclusively serve local industries on the Dallas-Waxahachie line.


     h) Upon the effectiveness of the trackage rights to Eagle Pass under this section, BNSF's right to obtain haulage services from UP/SP to and from Eagle Pass pursuant to the agreement between BNSF and SP dated April 13, 1995 and subsequent haulage agreement between those parties shall no longer apply, provided BNSF shall continue to have the right to use trackage at or near Eagle Pass as specified in that agreement for use in connection with trackage rights under this Agreement.

5.   Eastern Texas - Louisiana Trackage Rights and Purchase

     a)   UP/SP shall grant to BNSF trackage rights on the following lines:

          o    SP's line between Houston, Texas and Iowa Junction in Louisiana;
               and

          o UP's and SP's lines near Avondale (SP MP 16.9) and West Bridge Junction (SP MP 10.5).

     b) The trackage rights granted under this section shall be bridge rights for the movement of overhead traffic only, except for the local access specified herein. BNSF shall receive access on such lines only to industries which are presently served (either directly or by reciprocal switch) only by both UP and SP and by no other railroad at points listed on Exhibit A to this Agreement.

     c) Access to industries at points open to BNSF shall be direct or through reciprocal switch. New customers locating at points open to BNSF under this Agreement shall be open to both UP/SP and BNSF. The geographic limits within which new industries shall be open to BNSF service shall generally correspond to the territory within which, prior to the merger of UP and SP, a new customer could have constructed a facility that would have been open to service by both UP and SP, either directly or through reciprocal switch. In negotiating the trackage rights agreements pursuant to Section 9f of this Agreement the parties shall define mileposts defining these geographic limitations where switching districts have been established they shall be presumed to establish these geographic limitations.

     d) Forty-five (45) days before initiating service to a customer, BNSF must elect whether its service shall be (i) direct, (ii) through reciprocal switching, or (iii) with UP/SP's prior agreement, through use of a third party to perform switching for itself or both railroads.

     e) UP/SP shall grant BNSF the right to use SP's Bridge 5A at Houston, Texas.

     f) Trackage rights and access rights granted pursuant to this section shall be for rail traffic of all kinds, carload and intermodal, for all commodities.

     g)   UP/SP shall sell to BNSF SP's line between Iowa Junction in Louisiana and near Avondale, Louisiana (SP MP 16.9). UP/SP shall retain full trackage rights including the right to serve all local industries on the line for the trackage rights charges set forth in Section 9a of this Agreement. UP/SP shall retain rights for the Louisiana and Delta Railroad (L&D) to serve as UP/SP's agent between Iowa Junction and points served by the L&D. BNSF agrees that the purchase of this line is subject to contracts between SP and the L&D. UP/SP shall cause L&D to pay BNSF compensation equal to that set forth in Table I in
Section 9 of this Agreement for operations between Lafayette and Iowa Junction.

     h) UP/SP shall sell to BNSF UP's Westwego, Louisiana intermodal terminal; a portion of SP's Avondale yard as shown on Exhibit C; and SP's Lafayette yard.

6.   Houston - Memphis Trackage Rights

     a) UP/SP shall grant to BNSF overhead trackage rights on the following lines:

          o SP's line between Houston, Texas and Fair Oaks, Arkansas via Cleveland and Pine Bluff;

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          o    UP's line between Fair Oaks and Bridge Junction;

          o    SP's line between Brinkley and Briark, Arkansas; and

          o    UP's line between Pine Bluff and North Little Rock, Arkansas.

     b) In lieu of conducting actual operations between Pine Bluff and North Little Rock, Arkansas, UP/SP agrees, upon request by BNSF, to handle BNSF's business on a haulage basis for a reasonable fee.

     c) The trackage rights granted herein shall be bridge rights for the movement of overhead traffic only, except for the local access specified herein. BNSF shall receive access on such lines only to industries which are presently served (either directly or by reciprocal switch) only by both UP and SP and by no other railroad at points listed on Exhibit A to this Agreement. BNSF shall also have the right to interchange with the Little Rock and Western Railway at Little Rock.

     d) Access to industries at points open to BNSF shall be direct or through reciprocal switch. New customers locating at points open to BNSF under this Agreement shall be open to both UP/SP and BNSF. The geographic limits within which new industries shall be open to BNSF service shall generally correspond to the territory within which, prior to the merger of UP and SP, a new customer could have constructed a facility that would have been open to service by both UP and SP, either directly or through reciprocal switch. In negotiating the trackage rights agreements pursuant to Section 9f of this Agreement the parties shall agree on the mileposts defining these geographic limitations. Where switching districts have been established they shall be presumed to establish these geographic limitations.

     e)   Forty-five (45) days before initiating service to a customer, BNSF must elect whether its service shall be (i) direct, (ii) through reciprocal switch, or (iii) with UP/SP's prior agreement, using a third party contractor to perform switching for itself or both railroads.

     f) The trackage rights and access rights granted pursuant to this section shall be for rail traffic of all kinds, carload and intermodal, for all commodities.

     g) BNSF shall grant to UP/SP overhead trackage rights on BN's line between West Memphis and Presley Junction. UP/SP shall be responsible for upgrading this line as necessary for its use. If BNSF uses this line for overhead purposes to connect its line to the trackage rights lines, BNSF shall share in one-half of the upgrading cost.

7.   St. Louis Area Coordinations

     a) UP/SP agree to cooperate with BNSF to facilitate efficient access by BNSF to other carriers at and through St. Louis via The Alton & Southern Railway Company (A&S). If BNSF requests, UP/SP agree to construct or cause to be constructed for the use of both BNSF and UP/SP a faster connection between the BN and UP lines at Grand Avenue and a third track from Grand Avenue to near Gratiot Street Tower at the sole cost and expense of BNSF. Upon completion of such construction, UP/SP shall grant to BNSF overhead trackage rights on UP's line between Grand Avenue and Gratiot Street.

     b) UP wishes to secure dispatching authority for the MacArthur Bridge across the Mississippi River at St. Louis. Dispatching is currently controlled by the Terminal Railroad Association of St. Louis (TRRA). BNSF agrees that it will cause its interest on the TRRA Board or any shares it owns in the TRRA, to be voted in favor of transferring dispatching control of the MacArthur Bridge to UP if such matter is presented to the TRRA Board or its shareholders for action. Such dispatching shall be performed in a manner to ensure that all users are treated equally.

     c) If BNSF desires to use the A&S Gateway Yard, upon transfer of MacArthur Bridge dispatching to UP, UP/SP shall assure that charges assessed by the A&S to BNSF for use of Gateway Yard are equivalent to those assessed other non-owners of A&S.

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     d)   UP/SP and BNSF agree to provide each other reciprocal detour rights between Bridge Junction-West Memphis and St. Louis in the event of flooding, subject to the availability of sufficient capacity to accommodate the detour.

8.   Additional Rights

     a) UP/SP shall grant BNSF overhead trackage rights on SP's line between Richmond and Oakland, California for rail traffic of all kinds, carload and intermodal, for all commodities to enable BNSF to connect via SP's line with the Oakland Terminal Railroad ("OTR") and to access the Oakland Joint Intermodal Terminal ("JIT"), or similar public intermodal facility, at such time as the JIT is built. BNSF shall pay 50% of the cost (up to $2,000,000 maximum) for upgrading to mainline standards and reverse signaling of SP's No. 1 track between Emeryville (MP 8) and Stege (MP 13.1). Compensation for these trackage rights shall be at the rate of 3.48 mills per ton mile for business moving in the "I-5 Corridor" and 3.1 mills per ton mile on all other carload and intermodal business and 3.0 mills per ton mile for bulk business escalated in accordance with the provisions of Section 12 of this Agreement. UP/SP shall assess no additional charges against BNSF for access to the JIT and the OTR.

     b) BNSF shall waive any payment by UP/SP of the Seattle Terminal 5 access charge.

     c) BNSF shall grant to UP overhead trackage rights on BN's line between Saunders, Wisconsin and access to the MERC dock in Superior, Wisconsin.

     d) BNSF shall grant UP the right to use the Pokegama connection at Saunders, Wisconsin (i.e., the southwest quadrant connection at Saunders).

     e) BNSF shall waive SP's requirement to pay any portion of the Tehachapi tunnels clearance improvements pursuant to the 1993 Agreement between Santa Fe and SP.

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     f)   BNSF shall allow UP to exercise its rights to use the Hyundai lead at
Portland Terminal 6 without any contribution to the cost of constructing such lead.

     g) BNSF shall allow UP/SP to enter or exit SP's Chicago-Kansas City-Hutchinson trackage rights at Buda, Earlville, and west of Edelstein, Illinois. UP/SP shall be responsible for the cost of any connections required.

     h) BNSF will amend the agreement dated April 13, 1995, between BNSF and SP to allow SP to enter and exit Santa Fe's line solely for the purposes of permitting SP or its agent to pick up and set out interchange business, including reciprocal switch business at Newton, Kansas, and switching UP industry at that point.

     i) It is the intent of the parties that this Agreement result in the preservation of service by two competing railroad companies for all customers listed on Exhibit A to this Agreement presently served by both UP and SP and no other railroad (2-to-1 customers).

     The parties recognize that some 2-to-1 customers will not be able to avail themselves of BNSF service by virtue of the trackage rights and line sales contemplated by this Agreement. For example, 2-to-1 customers located at Herlong, CA, Turlock, CA, Tyler, TX, Defense, TX, College Station, TX, Great Southwest, TX, Victoria, TX, Sugarland, TX, Sinton, TX, points on the former Galveston, Houston & Henderson Railroad served only by UP and SP, Harbor, LA, Paragould, AR, Forrest City, AR, Dexter Jct., MO, Preston, KS and Herington, KS, are not accessible under the trackage rights and line sales covered by this Agreement. Accordingly, UP/SP agree to enter into arrangements with BNSF under which, through trackage rights, haulage, ratemaking authority or other mutually acceptable means, BNSF will be able to provide competitive service to 2-to-1 customers at the foregoing points and to any 2-to-1 customers who are not located at points expressly referred to in this Agreement or Exhibit A to this Agreement.

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     j)   In the event, for any reason, any of the trackage rights granted under this Agreement cannot be implemented because of the lack of sufficient legal authority to carry out such grant, then UP/SP shall be obligated to provide an alternative route routes, or means of access of commercially equivalent utility at the same level of cost to BNSF as would have been provided by the originally contemplated rights.

9.   Trackage Rights - General Provisions

     a) The compensation for operations under this Agreement shall be set at the levels shown in the following table:

                                    Table I
                         Trackage Rights Compensation
                             (mills per ton-mile)

                                 Keddie-Stockton/Richmond      All Other Lines
                                 ------------------------      ---------------
     Intermodal and Carload                3.48                      3.1
     Bulk (67 cars or more of              3.0                       3.0
      one commodity in one
      car type)

     These rates shall apply to all equipment moving in a train consist including locomotives. The rates shall be escalated in accordance with the procedures described in Section 12 of this Agreement. The owning line shall be responsible for maintenance of its line in the ordinary course including rail relay and tie replacement. The compensation for such maintenance shall be included in the mills per ton mile rates received by such owning line under this Agreement.

     b) BNSF and UP/SP will conduct a joint inspection to determine necessary connections and sidings or siding extensions associated with connections, necessary to implement the trackage rights granted under this Agreement. The cost of such facilities shall be borne by the party receiving the trackage rights which such facilities are required to implement. Either party shall have the right to cause the other party to construct such facilities. If the owning carrier decides to utilize such facilities constructed by it for the other party, it shall have the right to do so upon payment to the other party of one-half (1/2) the original cost of constructing such facilities.

     c) Capital expenditures on the lines over which BNSF has been granted trackage rights pursuant to this Agreement (the trackage rights lines) will be handled as follows:


          i) UP/SP shall bear the cost of all capacity improvements that are necessary to achieve the benefits of its merger as outlined in the application filed with the ICC for authority for UP to control SP. The operating plan filed by UP/SP in support of the application shall be given presumptive weight in determining what capacity improvements are necessary to achieve these benefits.

          ii) Any capacity improvements other than those covered by subparagraph (i) above shall be shared by the parties based upon their respective usage of the line in question, except as otherwise provided in subparagraph (iii) below. That respective usage shall be determined by the 12 month period prior to the making of the improvement on a gross ton mile basis.

          (iii) For 18 months following UP's acquisition of control of SP, BNSF shall not be required to share in the cost of any capital improvements under the provision of subparagraph (ii) above.

          (iv) BNSF and UP/SP agree that a capital reserve fund of $25 million, funded out of the purchase price listed in Section 10 of this Agreement, shall be established. This capital reserve fund shall, with BNSF's prior consent which will not unreasonably be withheld, be drawn down to pay for capital projects on the trackage rights lines that are required to accommodate the operations of both UP/SP and BNSF on those lines, but in any event shall not be used for expenditures covered by subparagraph (i) above. Any disputes over whether a project is required to accommodate the operation of both parties shall be referred to binding arbitration under Section 15 of this Agreement.

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
     d) The management and operation of the trackage rights line shall be under the exclusive direction and control of the owning carrier. The owning carrier shall have the unrestricted power to change the management and operations on and over joint trackage as in its judgement may be necessary, expedient or proper for the operations thereof intended. Trains of the parties utilizing joint trackage shall be given equal dispatch without any discrimination in promptness, quality of service, or efficiency in favor of comparable UP/SP traffic.

     Owner shall keep and maintain the trackage rights lines at no less than the track standard designated in the current timetable for the applicable lines subject to the separate trackage rights agreement. The parties agree to establish a joint service committee to regularly review operations over the trackage rights lines.

     e) Each party shall be responsible for any and all costs relating to providing employee protection benefits, if any, to its employees prescribed by law, governmental authority or employee protective agreements where such costs and expenses are attributable to or arise by reason of that party's operation of trains over joint trackage. To the extent that it does not violate existing agreements, for a period of three years following acquisition of control of SP by UP, BNSF and UP/SP shall give preference to each other's employees when hiring employees needed to carry out trackage rights operations or operate lines being purchased. The parties shall provide each other with lists of available employees by craft or class to whom such preference shall be granted. Nothing in this Section 9.e) is intended to create an obligation to hire any specific employee.

     f) The trackage rights grants described in this Agreement, and the purchase and sale of line segments shall be included in separate trackage rights and line sale agreement documents respectively of the kind and containing such provisions as are normally and customarily utilized by the parties, including exhibits depicting specific rail line segments, and other provisions dealing with maintenance, improvements, and liability, subject to more specific provisions described for each grant and sale contained in this Agreement and the general provisions described in this section. BNSF and UP/SP shall elect which of their constituent railroads shall be a party to each such trackage rights agreement and line sale and shall have the right to assign the agreement among their constituent railroads. The parties shall use their best efforts to complete such agreements by June 1, 1996. If agreement is not reached by June 1, 1996 either party may request that any outstanding matters be resolved by binding arbitration with the arbitration proceeding to be completed within sixty
(60) days of its institution. In the event such agreements are not completed by the date the grants of such trackage rights are to be effective, it is intended that operations under such grants shall be commenced and governed by this Agreement.

     g) All locations referenced herein shall be deemed to include all areas within the present designated switching limits of the location, and access to such locations shall include the right to locate and serve new auto and intermodal facilities at such locations and to build yards or other facilities to support trackage rights operations.

     h) If requested by BNSF, UP/SP will provide to BNSF reciprocal switching services at the 2-to-1 points covered in this Agreement at rates which will fully reimburse UP/SP for its costs plus a reasonable return.

     i) It is the intent of the parties that BNSF shall, where sufficient volume exists, be able to utilize its own terminal facilities to handle such local traffic. These locations include Salt Lake City, Ogden, Brownsville and San Antonio, and other locations where such volume develops. Facilities or portions thereof presently utilized by UP or SP at such locations shall be acquired from UP/SP by lease or purchase at normal and customary charges. Upon request of BNSF and subject to availability and capacity, UP/SP shall provide BNSF with terminal support services including fueling, running repairs and switching. UP/SP shall also provide intermodal terminal services at Salt Lake City, Reno, and San Antonio. UP/SP shall be reimbursed for such services at UP's normal and customary charges. Where terminal support services are not required, BNSF shall not be assessed additional charges for train movements through a terminal.

     j) BNSF may, subject to UP/SP's consent, use agents for limited feeder service on the trackage rights lines.

     k) BNSF shall have the right to inspect the UP and SP lines over which it obtains trackage rights under this agreement and require UP/SP to make such improvements under this section as BNSF deems necessary to facilitate its operations at BNSF's sole expense. Any such inspection must be completed and improvements identified to UP/SP within one year of the effectiveness of the trackage rights.

     l) BNSF shall have the right to connect for movement in all directions with the trackage rights lines where its present lines (including existing trackage rights), lines to be purchased under this Agreement, and the trackage rights lines intersect.

10.  Compensation for Sale of Line Segments

     a) BNSF shall pay UP/SP the following amounts for the lines it is purchasing pursuant to this Agreement:

               Line Segment                  Purchase Price
               ------------                  --------------
               Keddie-Bieber                  $ 30 million
               Dallas-Waxahachie                20 million
               Iowa Jct.-Avondale MP 16.9      100 million
                (includes UP's Westwego
                intermodal yard; SP's
                Avondale "New" yard;
                and SP's Lafayette yard)

     b)   The purchase shall be subject to the following terms:

          (i) the condition of the lines at closing shall be at least as good as their current conditions as reflected in the current timetable and slow orders (slow orders to be measured by total mileage at each level of speed restrictions).

          (ii) includes track and associated structures together with right-of-way and facilities needed for operations.

          (iii) indemnity for environmental liabilities attributable to UP/SP's prior operations.

          (iv) standard provisions for sales of this nature involving title, liens, encumbrances other than those specifically reserved or provided for by this Agreement.

          (v) assignment of associated operating agreements (road crossings, crossings for wire and pipelines, etc.). Non-operating agreements shall not be assigned.

          (vi) removal by Seller, from a conveyance, within 60 days of the closing of any sale, of any non-operating real property without any reduction in the agreed upon purchase price.

          (vii) the purchase will be subject to easements or other agreements involving telecommunications, fibre optics or pipeline rights or operations in effect at the time of sale.

     BNSF shall have the right to inspect the line segments and associated property to be sold and records associated therewith for a period of ninety days from the date of this Agreement to determine the condition and title of such property. At the end of such period, BNSF shall have the right to decline to purchase any specific line segment or segments. In such event UP/SP shall grant BNSF overhead trackage rights on any such segment with compensation to be paid, in the case of Avondale-Iowa Junction on the basis of the charges set forth in
Section 9a of this Agreement, and in the case of Keddie-Bieber on a typical joint facility basis with maintenance and operating costs to be shared on a usage basis (gross ton miles used to allocate usage) and annual interest rental equal to the depreciated book value times the then current cost of capital as determined by the ICC times a usage basis (gross ton miles). In the case of Dallas-Waxahachie, operation would continue under the existing trackage rights agreement.

11.  Term

     This Agreement shall be effective upon execution for a term of ninety-nine years, provided, however, that the grants of rights under Section 1 through 8 shall be effective only upon UP's acquisition of control of SP, and provided further that BNSF may terminate this Agreement by notice to UP/SP given before the close of business on September 26, 1995, in which case this Agreement shall have no further force or effect. This Agreement and all agreements entered into pursuant or in relation hereto shall terminate, and all rights conferred pursuant thereto shall be cancelled and deemed void ab initio, if, in a Final Order, the application for authority for UP to control SP has been denied or has been approved on terms unacceptable to the applicants, provided, however, that if this Agreement becomes effective and is later terminated, any liabilities arising from the exercise of rights under Sections 1 through 8 during the period of its effectiveness shall survive such termination. For purposes of this Section 11, "Final Order" shall mean an order of the Interstate

Commerce Commission, any successor agency, or a court with lawful jurisdiction over the matter which is no longer subject to any further direct judicial review (including a petition for writ of certiorari) and has not been stayed or enjoined.

12.  Adjustment of Charges

     All trackage rights charges under this Agreement shall be subject to adjustment annually beginning as of the effective date of this Agreement to reflect seventy percent (70%) of increases or decreases in Rail Cost Adjustment Factor, not adjusted for changes in productivity ("RCAF- U") published by the ICC or successor agency or other organizations. In the event the RCAF-U is no longer maintained, the parties shall select a substantially similar index and failing to agree on such an index, the matter shall be referred to binding arbitration under Section 15 of this Agreement. The parties will agree on an appropriate adjustment factor for switching, haulage and other charges.

     Upon every fifth anniversary of the effective date of this Agreement, either party may request on ninety (90) days notice that the parties jointly review the operations of the adjustment mechanism and renegotiate its application. If the parties do not agree on the need for or extent of adjustment to be made upon such renegotiation, either party may request binding arbitration under Section 15 of this Agreement. It is the intention of the parties that rates and charges for trackage rights and services under this Agreement reflect the same basic relationship to operating costs as upon execution of this Agreement.

13.  Assignability

     This Agreement and any rights granted hereunder may not be assigned in whole or in part without the prior consent of the other parties except as provided in this Section. No party may permit or admit any third party to the use of all or any of the trackage to which it has obtained rights under this Agreement, nor under the guise of doing its own business, contract or make any arrangement to handle as its own trains, locomotives, cabooses or cars of any such third party which in the normal course of business would not be considered the trains, locomotives, cabooses or cars of that party. In the event of an authorized assignment, this Agreement and the operating rights hereunder shall be binding upon the successors and assigns of the parties. This Agreement may be assigned by either party without the consent of the other only as a result of a merger, corporate reorganization, consolidation, change of control or sale of substantially all of its assets.

14.  Government Approvals

     The parties agree to cooperate with each other and make whatever filings or applications, if any, are necessary to implement the provisions of this Agreement or of any separate agreements made pursuant to Section 9f and whatever filings or applications may be necessary to obtain any approval that may be required by applicable law for the provisions of such agreements. BNSF agrees not to oppose the primary application or any related applications in Finance Docket No. 32760 (collectively the "control case"), and not to seek any conditions in the control case, not to support any requests for conditions filed by others, and not to assist others in pursuing their requests. BNSF shall remain a party in the control case, but shall not participate further in the control case other than to support this Agreement, to protect the commercial value of the rights granted to BNSF by this Agreement, and to oppose requests for conditions by other parties which adversely affect BNSF; provided, however, that BNSF agrees to reasonably cooperate with UP/SP in providing testimony to the ICC necessary to demonstrate that this Agreement and the operations to be conducted thereunder shall provide effective competition at the locations covered by the Agreement. UP/SP agree to support this Agreement and its implementation and warrant that it has not entered into agreements with other parties granting rights to other parties granted to BNSF under this Agreement. UP/SP agree to ask the ICC to impose this Agreement as a condition to approval of the control case. During the pendency of the control case, UP and SP shall not, without BNSF's written consent, enter into agreements with other parties which would grant rights to other parties granted to BNSF or inconsistent with those granted to BNSF under this Agreement which would substantially impair the overall economic value of rights to BNSF under this Agreement.

15.  Arbitration

     Unresolved disputes and controversies concerning any of the terms and provisions of this Agreement or the application of charges hereunder shall be submitted for binding arbitration under Commercial Arbitration Rules of the American Arbitration Association which shall be the exclusive remedy of the parties.

16.  Further Assurances

     The parties agree to execute such other and further documents and to undertake such acts as shall be reasonable and necessary to carry out the intent and purposes of this Agreement.

17.  No Third Party Beneficiaries

     This Agreement is intended for the sole benefit of the signatories to this Agreement. Nothing in this Agreement is intended or may be construed to give any person, firm, corporation or other entity, other than the signatories hereto, their permitted successors and permitted assigns, and their affiliates any legal or equitable right, remedy or claim under this Agreement.

18.  Confidentiality

       The parties may make all other terms of this Agreement known to the public through a press release previously reviewed and approved by the other parties, and may address it in subsequent communications to the ICC or others. The parties agree, however, that the financial terms of this Agreement are confidential and shall not be disclosed, without the consent of the other party, to individuals not employed by or acting as counsel for or consultants to UP/SP or BNSF, except as required by law, provided the parties may make appropriate disclosure of such terms to government entities or as required in connection with the process of seeking government approval of the control case, or of this Agreement under applicable ICC confidentiality procedures.

UNION PACIFIC CORPORATION          UNION PACIFIC RAILROAD
                                     COMPANY

By: /s/ R.K. Davidson              By: /s/ R.K. Davidson
Title:________________________     Title:__________________________

                                   SOUTHERN PACIFIC RAIL
                                     CORPORATION

                                   By: /s/ John T. Gray
                                   Title:__________________________

MISSOURI PACIFIC                   SOUTHERN PACIFIC
  RAILROAD COMPANY                   TRANSPORTATION COMPANY

By: /s/ R.K. Davidson              By: /s/ John T. Gray
Title:________________________     Title:__________________________

THE DENVER & RIO GRANDE            SPCSL CORP.
  WESTERN RAILROAD COMPANY

By: /s/ John T. Gray               By: /s/ John T. Gray
Title:________________________     Title:__________________________

ST. LOUIS SOUTHWESTERN
 RAILWAY COMPANY

By: /s/ John T. Gray
Title:________________________

BURLINGTON NORTHERN                THE ATCHISON, TOPEKA AND
 RAILROAD COMPANY                    SANTA FE RAILWAY COMPANY

By: /s/ Carl R. Ice                By: /s/ Carl R. Ice
Title:________________________     Title:__________________________

                                   EXHIBIT A

Points Referred to in Section 1b

Provo UT
Salt Lake City UT
Ogden UT
Ironton UT
Gatex UT
Pioneer UT
Garfield/Smelter/Magna UT (access to Kennecott private railway)
Geneva UT
Clearfield UT
Woods Cross UT
Relico UT
Evona UT
Little Mountain UT
Weber Industrial Park UT
Points on paired track from Weso NV to Alazon NV
Reno NV (intermodal and automotive only --
     BNSF must establish its own automotive facility)
Points between Oakland CA and San Jose CA
San Jose CA
Warm Springs CA
Fremont CA
Points in the Livermore CA area (including Pleasanton CA,
     Radum CA, and Trevamo CA)
West Sacramento CA
Melrose Drill Track near Oakland CA


Points Referred to in Section 3a

Ontario CA
La Habra CA
Fullerton CA

Points Referred to in Section 4b

Brownsville TX
Port of Brownsville TX
Harlingen TX
Corpus Christi TX
Victoria TX
San Antonio TX
Halsted TX (LCRA plant)
Waco TX
Points on Sierra Blanca-El Paso line


Points Referred to in Section 5b

Baytown TX
Amelia TX
Orange TX
Mont Belvieu TX


Points Referred to in Section 6c

Camden AR
Pine Bluff AR
Fair Oaks AR
Baldwin AR
Little Rock AR
North Little Rock AR
East Little Rock AR
Paragould AR

                                   EXHIBIT B

                                TERM SHEET FOR
                         UP/SP-BNSF PROPORTIONAL RATE
                              AGREEMENT COVERING
                                 I-5 CORRIDOR

Concept

          BNSF trackage rights in the "I-5" corridor will allow BNSF to handle traffic on a single line basis that currently moves via joint BN-SP routes.
This Agreement will enable UPSP to compete with BNSF for that traffic and to make rates, using the proportional rates, to and from all points UP/SP serves in the covered territory described below.

Covered Territory

          Traffic moving between the following areas north of Portland, Oregon and west of Billings and Havre, Montana:

       o  Canadian interchanges in Vancouver area
       o  Points north of Seattle and west of Cascades
       o  Points south of and including Seattle and west of Cascades
       o  Washington points east of Cascades and west of and including Spokane
       o  Points east of Spokane and west of Billings and Havre

          and points in

       o  Arizona,
       o  California,
       o  Colorado,
       o  New Mexico,
       o  Nevada,
       o  Oregon,
       o  Utah,
       o  Texas west of Monahans and Sanderson, and
       o  connections to Mexico at El Paso and to the west.

Traffic Covered

          Traffic covered will be all commodities (carload, intermodal and bulk) moving both southbound and northbound. All cars loaded or made empty on BNSF lines in the Covered Territory (including reloads) and cars received in interchange.

Proportional Rates

          A third party, such as a major accounting firm or other established transportation consultant (the "consultant"), will be employed to compute the proportional rates. The mileage prorate shall be the ratio of (a) BNSF miles between areas north of Portland or interchange north of Portland and SP interchange at Portland to (b) BNSF single-line miles from BNSF origin or interchange to BNSF destination or interchange.

          The consultant will develop a table of net ton mile rates (net of refunds, allowances, and rebates). This table will be in matrix form based on commodity, car type, and area north of Portland, Oregon. The rates shown in the matrix will be by commodity at the 3-digit STCC level and by car type for movement between each of the areas north of Portland, Oregon, and the Portland interchange. The net ton mile rates will be based on movements between each of the areas north of Portland and the group of states (including connections to Mexico) listed above. The initial rates will be derived based on the BN-SP portion of BN-SP interline rates (net of refunds, allowances, and rebates) in effect in the quarter preceding acquisition of SP by UP.

          The net ton mile rate for each commodity/car type shall be a weighted average of the rates applicable to movements of each such commodity/car type between the points listed above. An example of this computation is attached.

          New rates will be derived each subsequent quarter. In subsequent quarters, the rates will include a prorate of both SP-BNSF interline rates (net of refunds, allowances, and rebates) and BNSF single-line rates (net of refunds, allowances, and rebates). At such time as a rate can be developed for a particular commodity/car type on the basis of a BNSF single-line rate then future rate adjustments for such commodity/car type shall be based solely on BNSF single-line rates. All computations of net ton mile rates will be based on rates that actually moved traffic.

          UP/SP agree that any rate it publishes will reflect the proportional rate from the latest quarterly study and BNSF's division shall be that amount. Movements using proportional rates shall be interline BNSF-UP/SP movements and will be billed accordingly. Proportional rates used by UP/SP in contracts will be escalated on the same basis as UP/SP's rates are escalated. BNSF and UP/SP will establish procedures to ensure that in settling interline accounts UP/SP's and BNSF's revenue south of Portland is not disclosed to the other.

Application

          The net ton mile rates in each cell of the matrix will be applied to the BN mileage and the associated net tons from areas north of Portland to Portland interchange to develop the proportional rate to the Portland interchange.

Service

          BNSF shall accept, handle, switch and deliver traffic moving under this Agreement without any discrimination in promptness, quality of service, or efficiency in favor of comparable traffic moving in BNSF's account. UP/SP has the right to provide equipment. BNSF will work with UP/SP to establish and provide trackage for strategically located car distribution points in BN territory. To the extent justified by business volumes, BNSF will continue operating Vancouver, BC-Portland (SP interchange) trains comparable to BN Nos. 111 and 112. BNSF will cooperate with UP/SP to establish necessary blocks to provide efficient and competitive service on traffic moving under the proportional rate.

Third Party Consultant

          The third party consultant shall be jointly employed by UP/SP and BNSF. The parties will share equally in the expense of employing such third party consultant. Both UP/SP and BNSF shall have the right to audit the work of the third party consultant and agree to share any irregularities found in this work and cooperate to work with the third party consultant to establish procedures to promptly correct those deficiencies. The third party consultant shall be required to remain impartial between UP/SP and BNSF. Any breach of the impartiality requirement shall result in the termination of such third party consultant and the selection of a new consultant by the parties.

                        Example of Revenue Per Ton Mile
                    Calculation by Origin-Destination Cell
                     Cell Includes Car Type and Commodity

    Assumption:                                  Move 1         Move 2
                                                 ------         ------
1.  BNSF Revenue Per Car From                     $5000          $2000
    O/D Areas North of Portland to
    Destination States

2.  BNSF Miles From O/D Areas North                1000            500
    of Portland to Destination States

3.  BNSF Net Tons From O/D Areas                    100             50
    North of Portland to Destination States

4.  BNSF Number of Carloads From O/D                 10              5
    Areas North of Portland to Destination States

5.  BNSF Miles Between Actual Point of              300            200
    Origin to Interchange and Portland

    A.  Revenue/NTM Factor (Computed by Consultant for Each Call in Matrix)

        ((Summation (1) x (4))/((2) x (3)))/Summation (4)    (for all moves)

        (((5000 x 10)/(1000 x 100)) + ((2000 x 5)/(500 x 50)))/(10 + 5)
        = $0.06/NTM

    B.  Compute BNSF Division on a Specific Move

        (A) x (5) x (3)
        $0.06 x 300 x 100 = $1800
        $0.06 x 200 x 50  = $ 600

                                   EXHIBIT C


                    [Schematic of SP's Avondale rail yard]